Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of August 21, 2024 (the “Effective Date”), by and among LA ROSA HOLDINGS CORP., a Nevada corporation (the “Buyer”), and JOSEPH LA ROSA, MICHAEL LWIN, MICHAEL WEMERT (each, a “Seller,” and together the “Sellers”), and NONA TITLE AGENCY LLC, a Florida limited liability company located at 650 N. Alafaya Trail, Suite 111, Orlando, Florida 32828 (the “Company,” and together with the Buyer and Sellers, the “Parties,” and individually, the “Party”).”

RECITALS

WHEREAS, the Company is an insurance agency duly licensed and registered in the State of Florida (the “Business”);

WHEREAS, the Sellers collectively own 100% of the outstanding membership interests (the “Membership Interests”) of the Company;

WHEREAS, the Sellers desire to sell their Membership Interests listed on Schedule A attached hereto (the “Interests”) to the Buyer, and the Buyer wishes to purchase the Membership Interests pursuant to the terms and conditions of this Agreement;

WHEREAS, the Sellers and the Buyer entered into that certain Letter of Intent dated January 19, 2024 (the “Letter of Intent”) to set forth the general terms and conditions for the proposed acquisition of the Interests by the Seller;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1.02), the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, the Sellers’, all of Sellers’ right, title, and interest in and to the Interests listed in Schedule A attached hereto, free and clear of any Encumbrances (as defined below), for the consideration listed on and pursuant to the terms listed on Schedule A attached hereto (the “Transaction”). For purposes of this Agreement, all of Sellers’ right, title, and interest in and to the Membership Interests shall include, but are not limited to: (a) Sellers’ capital accounts in the Company; (b) Sellers’ right to share in the profits and losses of the Company; (c) Sellers’ right to receive distributions from the Company; and (d) the exercise of all member rights, including the voting rights attributable to the Membership Interests. “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. The aggregate purchase price for the Interests is set forth on Schedule A attached hereto (the “Purchase Price”).

Section 1.02 Closing. The consummation of the Transaction shall occur at a time and place agreed to by the Parties but in any case not later than August 23, 2024 (the “Closing”). The Parties agree that this Agreement shall automatically terminate if the Closing does not occur by August 23, 2024 (the “Drop Dead Date”).

Section 1.03 Closing Deliverables. By or on the date of the Closing (the “Closing Date”), the Sellers shall deliver to the Buyer:

a)	A copy of an entry in the membership transfer ledger of the Company confirming the transfer of the Interests from the Sellers to the Buyer;

b)	The Second Addendum to the Operating Agreement of the Company dated prior to the date hereof (the “Second Addendum”), duly executed by the Sellers and Company, the form of which is attached hereto as Exhibit A;

c)	The Amended and Restated Operating Agreement of the Company, duly executed by the Sellers and Company, the form of which is attached hereto as Exhibit B;

d)	The Sellers’ Certificate, executed by the Sellers, in the form reasonably acceptable to the Buyer;

e)	The Leak-Out Agreement executed by Sellers Michael Lwin and Michael Wemert, the form of which is attached hereto as Exhibit C; and

f)	The Addendum to the Management and Administrative Services Agreement dated as of July 1, 2021 (the “Services Agreement Addendum”) between the Nona Title Inc., a Florida corporation (the “Service Provider”) and the Company, the form of which is attached hereto as Exhibit D; executed by such parties;

g)	Such other documents as reasonably requested by the Buyer.

Section 1.04 Taxes.

(a)	Transfer Taxes. Sellers shall pay, or reimburse Buyer for, any sales, use, or transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

(b)	Withholding Taxes. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Seller and Company Representations. Each Seller and the Company jointly and severally represents and warrants to the Buyer as follows:

(a)	the Company is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Florida;

(b)	the original owners of the Company were LW Nona LLC (owned 50/50 by Michael Lwin and Michael Wemert) and Nona Agency Partners LLC (owned by 4 other individuals). The interest in Nona Agency Partners LLC was redeemed, and Nona Agency Partners LLC was dissolved, with the result that Michael Lwin and Michael Wemert become the sole owners of the Company prior to Joseph La Rosa’ purchase of membership interests of the Company; as a result, on the date hereof the Sellers collectively own 100% of the outstanding Membership Interests of the Company, and Michael Lwin is the only Manager of the Company;

(c)	the Company is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under this Agreement. For the purposes of this Agreement, “Material Adverse Effect” shall mean any change, event, occurrence, condition, or effect that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, or business prospects of the Company, or (b) would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement in any material respect;

(d)	the Company and Sellers have the full right, power, and authority to enter into this Agreement, and to perform their obligations hereunder;

(e)	the execution and delivery of this Agreement by the Company and the Sellers, the consummation of the Transaction contemplated hereby, and the performance of the obligations pursuant to this Agreement will not violate, conflict with, require the consent under or result in any breach or default under (i) any of the Company organizational documents (including its articles of organization and limited liability company operating agreement, if any) or (ii) any applicable law; or (iii) the provisions of any material contract or agreement to which Company or any Seller is a party or to which any of its material assets are bound (the “Company Contracts”);

(f)	there are no outstanding preemptive rights, rights of first refusal, or other similar provisions prohibiting the Sellers’ from entering into this Agreement and consummating the transactions contemplated thereby;

(g)	there is no Action of any nature pending or, to Sellers’ knowledge, threatened against or by the Sellers that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity;

(h)	the Company and Sellers are in compliance with all applicable laws and Company Contracts relating to this Agreement and the operation of the Business;

(i)	the Company and Sellers have obtained all licenses, authorizations, approvals, consents, or permits required by applicable laws) to conduct its business generally and to perform its obligations under this Agreement;

(j)	no broker or finder is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any ancillary document based upon arrangements made by or on behalf of Buyer;

(k)	there are no legal claims pending or, to the Company’s and the Sellers’ knowledge, threatened against the Company before or by any governmental body or nongovernmental department, commission, board, bureau, agency or instrumentality or by any other person; there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party;

(l)	all taxes due and owing to any governmental authority by the Company have been paid in full; there has not occurred, nor is there any reasonable probability of the occurrence in the future, of any event or events or any change in the financial condition, business, results of operations or prospects of the Company or otherwise that has (x) interfered with the normal and usual operations of the business or business prospects of the Company or (y) resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Company;

(m)	all consents, approvals, releases and waivers from governmental authorities and other third parties required or necessary to consummate this Transaction, including but not limited to, the Florida Office of Insurance Regulation, have been obtained as of the date hereof;

(n)	Securities Laws.

(i)	Investment Intent. The Sellers are acquiring the shares of common stock of the Buyer included as part of the Purchase Price and set forth on Schedule A attached hereto (the “Buyer Shares”) solely for the Sellers’ own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Buyer Shares. The Sellers understand that the Buyer Shares have not been registered under the Securities Act of 1933, as amended (the ”Securities Act”), or any state securities laws, by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Sellers and of the other representations made by the Sellers in this Agreement. The Sellers understand that the Buyer is relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions from the registration requirements of the Securities Act and any state securities laws.

(ii)	Restricted Buyer Shares. The Sellers understand that the Buyer Shares are “restricted securities” under the Securities Act and the rules promulgated by the U.S. Securities and Exchange Commission provide in substance that the undersigned may dispose of the Buyer Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, and the undersigned understands that the Company has no obligation or intention to register any of the Buyer Shares or the offering or sale thereof, or to take action so as to permit offers or sales pursuant to the Securities Act or an exemption from registration thereunder (including pursuant to Rule 144 thereunder).

(iii)	Book-Entry. The Buyer Shares issued pursuant to this Agreement shall be held in book-entry form and recorded in the electronic records of the Buyer or its designated transfer agent. The Buyer Shares issued in the book-entry form shall have a note in the book-entry system that all such shares carry the restrictive legend described in Sectio 2.01(n)(iv) of this Agreement.

(iv)	Legend on Share Certificates. The share certificates, if issued, evidencing the Buyer Shares shall bear a legend substantially similar to the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT SUCH OTHER APPLICABLE LAWS.”

(o)	The Sellers and the Company hereby confirm that the Sellers and the Company waived all requirements and conditions for transfers of interests by members of the Company set forth in Article VIII of the Operating Agreement of the Company dated July 1, 2021, as amended. By signing this Agreement, the Sellers irrevocably consent to the transfer of Interests to the Buyer.

Section 2.02  Buyer Representations and Warranties. The Buyer represents and warrants to the Company and Sellers that:

(a)	it is a corporation, duly organized, validly existing and in good standing under the laws of the state of Nevada;

(b)	it is duly qualified to do business and is in good standing in the State of Florida and in every other jurisdiction in which such licensing and qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(c)	it has the full right, corporate power, and authority to enter into this Agreement and to perform its obligations hereunder, and the undersigned officer of the Buyer has the proper authority to execute and deliver this Agreement on behalf of the Buyer;

(d)	that, due to Joseph La Rosa, the Chief Executive Officer and Chairman of the Board of Directors of the Buyer, and is also a Seller, the transactions contemplated by this Agreement, including the sale and purchase of Mr. La Rosa’s Membership Interests, have been reviewed and approved by the Special Committee of the Board of Directors of the Buyer.

(e)	it has obtained all material licenses, authorizations, approvals, consents, or permits required by applicable laws (including the rules and regulations of all authorities having jurisdiction over the operation of its business as it relates to this Agreement).

(f)	there is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by the Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement that would result in a Material Adverse Effect on the business and operations of the Buyer;

(g)	no broker or finder is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any ancillary document based upon arrangements made by or on behalf of Buyer.

Section 2.03 NO OTHER REPRESENTATIONS OR WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS HEREIN, (A) NEITHER PARTY TO THIS AGREEMENT, NOR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH PARTY’S BEHALF.

ARTICLE III
COVENANTS

Section 3.01 Conduct of Business of the Company; Transition Services. During the period commencing on the Effective Date and continuing until the Closing Date, the Company and Sellers agree that the Company and Sellers shall cause the Company to carry on the Business only in the ordinary course and consistent with past practice. The Sellers agree that after the Closing they will make themselves available to the Company and the Buyer to provide the Company and the Buyer with the services to ensure that the transition of the Interests to the Buyer does not interrupt the Company and Buyer’s day-to-day business operations.

Section 3.02 Access to Properties and Records. The Company and Sellers shall provide (or shall cause to be provided) to Buyer and Buyer’s accountants, counsel, and other authorized advisors, with reasonable access, during business hours, to the Company’s premises and properties and its books and records and will cause the Company’s officers to furnish to Buyer and Buyer’s authorized advisors such additional documents as Buyer shall from time to time reasonably request. All such data and information shall be kept confidential by the Buyer and the Company unless and until the transactions contemplated herein are consummated.

Section 3.03 Filings with Governmental Entities. The Parties shall work together to ensure that the Transaction is consummated pursuant to the statutes and administrative code of the State of Florida and any rules and regulations promulgated by the Florida Office of Insurance Regulation.

Section 3.04 Operating Agreement. In connection with this Agreement and the consummation of the Transaction contemplated hereby, the Parties agree to enter into an Amended and Restated Operating Agreement, a copy of which is attached hereto as Exhibit B, effective as of the Closing Date.

Section 3.05  Leak-Out Agreement. In connection with this Agreement and the consummation of the Transaction contemplated hereby, the Buyer and Sellers Michael Lwin and Michael Wernert agree to enter into a Leak-Out Agreement, a copy of which is attached hereto as Exhibit C, effective as of the Closing Date.

Section 3.06 Service Agreement Addendum. In connection with this Agreement and the consummation of the Transaction contemplated hereby, the Service Provider and Company will enter into the Service Agreement Addendum, the form of which is attached hereto as Exhibit D, effective as of the Closing Date.

ARTICLE IV

TERMINATION

Section 4.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of the Parties; or

(b)	by the Buyer or Sellers, if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of the other Party (“Defaulting Party”) pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by the Defaulting Party before the earlier of (i) ten (10) days after such Defaulting Party’s receipt of written notice of such breach from the non-defaulting Party; or (ii) the Drop Dead Date; or immediately if such breach is incapable of being cured by the Defaulting Party.

Section 4.02 Effect of Termination. In the event of termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void, and there shall be no liability on the part of a Party except that nothing herein shall relieve any Party from liability for any willful breach of any provision of this Agreement.

Section 4.03 Survival. Notwithstanding the foregoing, Section 2.02(f), ARTICLE V, Section 6.03, Section 6.07, Section 6.16, Section 6.17 contained herein shall survive the termination of this Agreement.

ARTICLE V

INDEMNIFICATION

Section 5.01 The Buyer agrees to indemnify the Company and the Sellers, and the Sellers agree to indemnify the Buyer, its affiliates, and respective shareholders, members, directors, managers, officers, and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs, and expenses, including reasonable attorneys’ fees and disbursements (collectively, a “Loss”),

(a)	arising from or relating to any inaccuracy in or breach of any of the representations or warranties of the indemnifying party contained in this Agreement or any document delivered in connection herewith or

(b)	any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement or any document delivered in connection herewith.

ARTICLE VI
MISCELLANEOUS

Section 6.01 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 6.02 Further Assurances. Following the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.03 Notices. Each Party to this Agreement shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time in accordance with this section). Each Party to this Agreement shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid.). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this Section.

If to the Buyer:

La Rosa Holdings Corp.

1420 Celebration Blvd., 2nd Floor

Celebration, Florida 34747

Attn: Kent Metzroth, Chief Financial Officer

T: (321) 250-1799

E: kent@larosarealtycorp.com and joe@larosarealtycorp.com

with a copy to (which shall not constitute notice):	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Attn: Ross D. Carmel, Esq. T: (212) 658-0458 E: rcarmel@srfc.law

If to Mr. La Rosa:	Joseph La Rosa [*] T: [*] E: joe@larosarealtycorp.com
If to Mr. Lwin:	Michael Lwin [*] T: [*] E: [*]
If to Mr. Wemert:	Michael Wemert [*] T: [*] E: [*]
with a copy to (which shall not constitute notice):	Desai Law Group 1916 East Robinson Street Orlando, Florida 32803 Attn: Tushaar Desai T: 407-895-8707 E: td@dlgesq.com

Section 6.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties agree negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06 Entire Agreement. This Agreement and the schedules and exhibits hereto to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including but not limited to the Letter of Intent. In the event of any inconsistency between the terms and provisions in the body of this Agreement and the Letter of Intent and other documents delivered in connection herewith, the schedules and exhibits, the terms and provisions in the body of this Agreement shall control.

Section 6.07 Attorneys’ Fees. In the event that any Party institutes any legal suit, action, or proceeding, including arbitration, against the other Party to enforce the covenants contained in this Agreement arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 6.08 Further Assurances. Each of the Parties hereto shall and shall cause their respective Affiliates to execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 6.09 Public Announcements. Unless otherwise required by applicable law (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

Section 6.11 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.12 Equitable Remedies. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13 Assignment. No Party may assign any of its rights hereunder without the prior written consent of the other Parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 6.14 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 6.15 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.16  Governing Law. All matters relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

Section 6.17 Submission to Jurisdiction; Waiver of Jury Trial. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in the City and County of where the Buyer’s executive offices are located, and each Party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action, or proceeding.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT, OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.18 Force Majeure. The Parties shall not be liable or responsible to the other Parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Parties hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities, terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; and (g) national or regional emergency (any a “Force Majeure Event”). The Party suffering a Force Majeure Event shall promptly give notice to the other Parties, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

Section 6.19 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereto: (a) agrees that it shall not oppose the granting of such specific performance or relief; and (b) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 6.20 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.21 Time of the Essence. Time shall be of the essence in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective representatives thereunto duly authorized.

SELLERS:

By	(Sign Here)
Name:	Joseph La Rosa

By	(Sign Here)
Name:	Michael Lwin

By	(Sign Here)
Name:	Michael Wemert

BUYER:

LA ROSA HOLDINGS CORP.

By	(Sign Here)
Name:	Kent Metzroth
Title:	Chief Financial Officer

COMPANY:

NONA TITLE AGENCY LLC

By:	(Sign Here)
Name:	Michael Lwin
Title:	Manager

SCHEDULE A

Buyer:	La Rosa Holdings Corp.

Company:	Nona Title Agency LLC

Seller:	Joseph La Rosa Michael Lwin Michael Wemert

Percentage of Seller’s Membership Interest in the Company being sold to the Buyer:	Joseph La Rosa – 49% Michael Lwin – 25.5% Michael Wemert 25.5%

Aggregate Purchase Price:	$658,791.02 consisting of (i) a cash payment of $174,579.62 (the “Cash Payment”), and (ii) $484,211.40 in unregistered shares of common stock of the Buyer (the “Purchase Shares”).

Payment Terms:	The Cash Payment shall be payable as follows:

	-	$161,403.80 to Joseph La Rosa at any time within a three month period from the Closing;

	-	$6,587.91 to Michael Lwin on the day of the Closing;

	-	$6,587.91 to Michael Wemert on the day of the Closing

The $484,211.40 worth of Purchase Shares will be issued to Sellers on the date of the Closing, with each receiving $161,403.80 in Purchase Shares shall be issued to Joseph La Rosa on the date of the Closing.

The number of Purchase Shares will be determined by dividing the price of the Purchase Shares ($484,211.40) by the closing price of the Company’s common stock on the trading date immediately preceding the date of the Closing, as reported by the Nasdaq Stock Market LLC.

Exhibit A

Second Addendum to Operating Agreement
(pre-Closing)

Exhibit B

Operating Agreement

Exhibit C

Leak-Out Agreement

Exhibit D

Service Agreement Addendum